UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2019

Blox, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53565	20-8530914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5th Floor, 1177 Avenue of Americas, New York, NY 10036

(Address of Principal Executive Offices) (Zip Code)

(604)-314-9293

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 27, 2019, we appointed Kevin P Thomson as technical director of the Company.

Mr. Thomson has over 30 years’ experience including international technical, corporate, and project management experience in West Africa and Canada as a Senior Geological Manager. He had been a resident in Ghana, West Africa for 12 years, now is residing in Canada. Mr. Kevin is a NI43-101 “qualified person” with experience ranging from project generation and grass roots exploration to advanced exploration, resource development, project assessment and due diligence. His extensive experience includes recruiting, managing, supervising and coordinating multinational exploration teams of up to 200 personnel, working to industry best-practice geological, OHS and environmental standards.

Mr. Thomson has a track record of discovery and resource addition. Perseus’ Edikan (Ghana) and Sissingué (Côte d’Ivoire) Projects total resources grown from ~ 2 Moz to 9 Moz during 2007 to 2012. He has been responsible for exploration budgets up to $20M annually.

He worked as a principal geologist in Newmont’s 1 year-long geological framework study and prospectivity analysis of West Africa, possesses geological database and G.I.S. expertise, provided technical input into numerous project reviews and due diligences resulting in several placements and multiple option agreements for Newmont Mining in Ghana plus option agreements and land applications enabling Perseus to acquire substantially expand their property portfolio in new prospective ground in Côte d’Ivoire.

Mr. Kevin is a Professional Geoscientist licensed with the Association of Professional Geoscientists of Ontario.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended March 31, 2018, we have not been a party to any transaction, proposed transaction, or series of transactions in which Mr. Thomas or any member of the immediate family of Mr. Thomas has had or will have a direct or indirect material interest.

Item 8.01: Extend 88 million warrants expiry date

On February 27, 2019, the Blox, Inc announces that, it has extended the term of 88 million share purchase warrants from February 27, 2019 to February 27, 2020. The share purchase warrants are exercisable at a price of $0.05 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2019

Blox, Inc.

/s/ Ronald Renee

Chairman